Exhibit 99.1

Thomas Williams Elected to Goodyear Board

AKRON, Ohio, Feb. 28, 2019 – Thomas L. Williams, Chairman of the Board and Chief Executive Officer of Parker-Hannifin Corporation, has been elected to the board of directors of The Goodyear Tire & Rubber Company.

“We are pleased to welcome Tom to the Goodyear Board of Directors,” said Goodyear Chairman, Chief Executive Officer and President Richard J. Kramer. “He is a proven chief executive with more than 30 years of international operations experience and particular expertise on complex and cyclical businesses. Tom’s extensive knowledge of manufacturing, distribution, logistics and innovation, along with a track record of focusing on safety and sustainability, will be a tremendous asset to our board. We look forward to his many contributions to our company, shareholders and community.”

Williams, 60, has served as Chief Executive Officer of Parker-Hannifin Corporation, a leading worldwide diversified manufacturer of motion and control technologies and systems, since February 2015 and as Chairman of the Board of Parker since January 2016. From August 2008 to February 2015, he was Executive Vice President and Operating Officer of Parker. Williams joined Parker in 2003 as Vice President of Operations – Hydraulics Group and became President – Instrumentation Group in 2005 and Senior Vice President and Operating Officer in 2006.

Prior to joining Parker-Hannifin, Williams was employed by General Electric Company for 22 years, where he held various executive operating positions for four different GE business groups: Capital, Aviation, Lighting and Transportation.

Williams earned his bachelor’s degree in mechanical engineering from Bucknell University and his MBA from Xavier University. He is a member of the Board of Directors for the Make-a-Wish Foundation and a member of the Business Roundtable and The Business Council.

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About The Goodyear Tire & Rubber Co.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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